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EXHIBIT (11) - STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

SUDBURY, INC. AND SUBSIDIARIES

                                        Successor            Predecessor
                                   ------------------     -----------------
                                               Nine       Three
                                   Year        Months     Months     Year
Ended                              Ended       Ended      Ended      Ended
                                   May 31,     May 31     Aug 31,    May 31,
                                   1994        1993       1992       1992
                                   --------    -------    -------    -------
                                 (Amounts in thousands, except per share data)
PRIMARY
                                                        ||
Average Shares outstanding           10,071     10,000  ||
Net effect of dilutive stock                            ||
  options and other common                              ||
  stock equivalents - based                             ||
  on the treasury stock                                 ||
  method using average                                  ||
  market price                        2,259      1,763  ||
                                    -------    -------  ||
     TOTAL                           12,330     11,763  ||
                                    =======    =======  ||
                                                        ||
Net income                          $ 6,830    $ 2,808  ||
                                    =======    =======  ||
Per share amount                        .55        .24  ||    (A)       (A)
                                    =======    =======  ||
                                                        ||
FULLY DILUTED                                           ||
Average shares outstanding           10,071     10,000  ||
Net effect of dilutive stock                            ||
  options and other common                              ||
  stock equivalents - based                             ||
  on the treasury stock                                 ||
  method using the year-end                             ||
  market price if higher than                           ||
  average market price                2,411      2,008  ||
                                    -------    -------  ||
     TOTAL                           12,482     12,008  ||
                                    =======    =======  ||
Net income                          $ 6,830    $ 2,808  ||
                                    =======    =======  ||
Per share amount                    $   .55    $   .23  ||   (A)       (A)
                                    =======    =======  ||

(A) As a result of the changes in ownership and capital structure from the Plan, primary and fully dilluted net income per share calculations are not relevant for three months ended August 31, 1992 and for the fiscal year 1992.

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